Exhibit (b)(5)

October 28, 2003

Melita International, Inc.

c/o        Mr. Prescott Ashe

             Mr. Rajeev Amara

Golden Gate Capital

One Embarcadero Center #3300

San Francisco, California 94111

Highbridge/Zwirn Special Opportunities Fund, L.P.

9 West 57th Street, 27th Floor

New York, New York 10019

Attention: Daniel Zwirn

RE: Joinder to Commitment Letter and Commitment Side Letter

Gentlemen:

Reference is made to (i) the attached commitment letter (the “Commitment Letter”) dated October 28, 2003 and addressed to Melita International, Inc. (the “Company”) from Highbridge/Zwirn Special Opportunities Fund, L.P. (“Highbridge”), including the term sheet (the “Term Sheet”) attached thereto and (ii) the attached letter agreement (the “Commitment Side Letter”) dated October 28, 2003 and addressed to the Company from Highbridge. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Commitment Letter.

CapitalSource Finance LLC (“CapitalSource”) hereby (i) commits to, and shall have the exclusive right to, provide a portion of the Term Loan B Financing Facility in the principal amount of $15 million on the terms and conditions set forth in the Commitment Letter and the Commitment Side Letter, (ii) acknowledges that (a) Highbridge will act as agent for all of the Lenders in connection with the Term Loan B Financing Facility and (b) all fees payable under the Term Loan B Financing Facility (including under the Commitment Side Letter) will be payable to Highbridge and to CapitalSource in accordance with a letter agreement to be entered into between them, and (iii) agrees to join the Commitment Letter and the Commitment Side Letter and become a Lender thereunder on the following terms and conditions:

1.	CapitalSource will, as if it had executed the Commitment Letter and the Commitment Side Letter, be and have all of the rights and obligations of the Lender for all purposes thereof; provided, that CapitalSource’s commitment to provide a portion of the Term Loan B Financing Facility shall be limited to $15,000,000. Each reference in the Commitment Letter (including the Term Sheet) and the Commitment Side Letter to the “Lender” shall mean, as the case may be, Highbridge and CapitalSource, collectively, and each of them individually, and for the avoidance of doubt, each reference to “Lender’s discretion” or “Lender’s sole discretion” shall include the discretion

Melita International, Inc.

Highbridge/Zwirn Special Opportunities Fund, L.P.

October 28, 2003

of both Highbridge and CapitalSource, and the “satisfaction” or “determination” of Lender shall mean that of both Highbridge and CapitalSource;

2.	CapitalSource shall have the exclusive right, subject to the terms and conditions set forth in the Commitment Letter, the Term Sheet and the Commitment Side Letter, to make a cash equity investment in the Parent, in CapitalSource’s sole discretion, of up to 50% of the amount of the Lender’s investment right set forth in the Commitment Side Letter;

3.	The Company hereby agrees to reimburse CapitalSource for any reasonable fees, costs and expenses (including, without limitation, any Expenses) arising out of this letter agreement, the Commitment Letter, the Term Sheet, the Commitment Side Letter or the extension of the Term Loan B Financing Facility, and any definitive documentation relating hereto or thereto, including the reasonable fees and expenses of counsel; and

4.	None of the terms of the Commitment Letter, the Term Sheet, the Commitment Side Letter or this letter agreement shall be amended other than by a written agreement signed by all of the parties thereto, which in all cases shall include CapitalSource.

5.	Each of the parties hereto acknowledges and agrees that upon acceptance by the Company of this letter, the Commitment Letter, the Term Sheet and the Commitment Side Letter, the commitment letter, dated October 6, 2003 (the “Original Commitment Letter”), from Highbridge to the Company, and the letter agreement, dated October 6, 2003 (the “Original Joinder Agreement”), among Highbridge, CapitalSource and the Company shall, in each case, automatically, and without any further action by any party, be terminated and of no force or effect.

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Melita International, Inc.

Highbridge/Zwirn Special Opportunities Fund, L.P.

October 28, 2003

This letter agreement (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto (including, without limitation, the Original Commitment Letter and the Original Joinder Agreement), (ii) shall be governed by the law of the State of New York, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by telefacsimile or electronic transmission shall be equally as effective as delivery of a manually executed counterpart thereof. If this letter agreement becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury.

Very truly yours,

CAPITALSOURCE FINANCE LLC

By:
Name:	Steven A. Museles
Title:	Senior Vice President

Agreed and accepted on this 28th day of October, 2003:

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:
Name:
Title:

MELITA INTERNATIONAL, INC.

By:
Name:
Title: